Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Equity One, Inc. for the registration of 536,601 shares of common stock and to the incorporation by reference therein of our reports dated February 27, 2009, with respect to the consolidated financial statements and schedules of Equity One, Inc., and the effectiveness of internal control over financial reporting of Equity One, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
February 26, 2010